Filed Pursuant to Rule 424(b) (3) and (c)
Registration No. 333-109694

Prospectus Supplement No. 1 to Prospectus dated February 13, 2004

SAFENET, INC.

176,325 Shares of Common Stock

     This prospectus supplement will be used by the holders of common stock of SafeNet, Inc., a Delaware corporation, to resell their shares of common stock of SafeNet. You should read this prospectus supplement together with the prospectus dated February 13, 2004 (the “prospectus”), which is to be delivered with this prospectus supplement.

     The table below supplements the information set forth under the caption “Selling Stockholders” in the prospectus. As disclosed in the prospectus, Orin Hirschman was the holder of 7,972 shares of common stock (the “Transferred Shares”) and was a selling stockholder under the prospectus. Mr. Hirschman has gifted the Transferred Shares to the selling stockholders named in the table below. As a result, Mr. Hirschman is no longer a selling stockholder under the prospectus.

     The following table sets forth the number of shares of common stock beneficially owned by each of the selling stockholders who received Transferred Shares from Mr. Hirschman. Beneficial ownership is determined in accordance with the rules of the U.S. Securities and Exchange Commission, that consider shares to be beneficially owned by any person who has voting or investment power with respect to the shares. Common stock subject to options that are currently exercisable or exercisable within 60 days are considered to be outstanding and to be beneficially owned by the person holding the options for the purpose of computing the percentage ownership of a person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person. The information is the table has been obtained from the selling stockholders. Because the selling stockholders may offer all, some or none of the shares pursuant to this prospectus, we cannot provide an estimate of the number of shares that the selling stockholders will hold upon the termination of this offering. In addition, the selling stockholders may have sold, transferred or otherwise disposed of all or a portion of their shares of common stock since the date on which they provided the information to us regarding their common stock in transactions exempt from the registration requirements of the Securities Act of 1933.

	Securities
	Beneficially		Securities
	Owned Prior to	Securities	Beneficially Owned
	Offering	Offered Hereby	After Offering (1)
Name of Selling Stockholder	Common Stock	Common Stock	Amount	Percent
Shalom Torah Centers	2,600	2,600	—	—
Torah Institute of Baltimore	2,600	2,600	—	—
The Tzedakah Fund	2,772	2,772	—	—

(1)	Assumes the eventual sale of all shares subject to sale by the selling stockholders pursuant to the prospectus and this prospectus supplement.

Investing in our Common Stock involves a high degree of risk. See “Risk Factors” beginning on page 5 of the prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is March 10, 2004.